EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                    QUARTER ENDED
                                                February 1, February 2,
                                                    2003        2002
NET EARNINGS
  Basic net earnings                               $ 6,158    $  4,862
  Add: Distributions on Preferred Securities,
        net of tax                                       -           -
                                                   -------    --------
  Diluted net earnings                             $ 6,158    $  4,862
                                                   =======    ========

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic weighted average common shares
        outstanding                                 29,249      26,751
  Add:  Shares issuable from assumed conversion
        of Preferred Stock                               -           -
  Add: Shares issuable from assumed exercise
        of options                                     254         468
                                                   -------    --------
  Diluted weighted average shares                   29,503      27,219
         outstanding
                                                   =======    ========


NET EARNINGS PER SHARE:

  Basic                                            $   .21     $   .18
                                                   =======    ========

  Diluted                                          $   .21     $   .18
                                                   =======    ========